Exhibit 10.3
FURNITURE BRANDS INTERNATIONAL, INC.
2010 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
Furniture Brands International, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units relating to its shares of common stock, no par value (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Company’s 2010 Omnibus Incentive Plan (the “Plan”).
Grant Date:                      ___, 20___
Name of Grantee:
Grantee’s Employee Identification Number:                     -                    -
Number of Restricted Stock Units (RSUs) Covered by Grant:
     By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:

(Signature)

Company:
(Signature)

Title:

Attachment
     This is not a stock certificate or a negotiable instrument.

FURNITURE BRANDS INTERNATIONAL, INC.
2010 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting	Your Restricted Stock Unit grant shall vest as follows commencing on [Vesting Start Date] provided you are in Service on the Vesting Date and meet the applicable vesting requirements set forth below. No additional Stock Units will vest after your Service has terminated for any reason.

Vesting Date	Number of RSUs that vest, as a fraction of the number of RSUs granted

[Insert Vesting Dates]

Delivery of Shares	Delivery of vested shares of Stock will be made within three (3) days of the applicable Vesting Date; provided, that, if such Vesting Date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, delivery of such vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window but in no event beyond 2 1/2 months after the end of the calendar year in which the shares would have been otherwise delivered; and provided further that you have been continuously in Service to the Company or a Subsidiary from the Grant Date until the Vesting Date. The resulting aggregate number of vested shares of Stock will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant.

Forfeiture of Unvested Units	In the event that your Service terminates for any reason, you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death or Disability	If your Service terminates because of your death or Disability, then you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Leaves of Absence	For purposes of this award, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements, which must be consistent with and permitted by the rules and regulations established by the Company and the plan administrator, to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any withholding payment is required relating to this grant under Applicable Laws, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amount from other payments due to you from the Company or any Affiliate or (iii) cause an immediate forfeiture of shares of Stock subject to the Restricted Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due. In addition, in the Company’s sole discretion and consistent with the Company’s rules and regulations, the Company may permit you to pay the withholding or other taxes due as a result of the vesting of your Restricted Stock Units by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker selected by the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the withholding taxes.

Corporate Transaction	Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction, this award will become 100% vested (i) if it is not assumed, or equivalent awards are not substituted for the award, by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the 12-month period following the consummation of the Corporate Transaction.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company or its successor for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and the Company, or if none, then as set forth in the Plan following (x) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Corporate Transaction; (y) a reduction in your annual base salary as of immediately prior to the Corporate Transaction (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Corporate Transaction; or (z) the relocation of your principal place of employment to a location more than 50 miles from your principal place of employment as of the Corporate Transaction or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Corporate Transaction. To qualify as an “Involuntary Termination” you must provide notice to the Company of any of the foregoing occurrences within 90 days of the initial occurrence and the Company shall have 30 days to remedy such occurrence.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company (and any parent, Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been transferred to you. In the event of a cash dividend on outstanding Stock, you will be entitled to receive a cash payment for each Restricted Stock Unit. The Company may in its sole discretion require that dividends will be reinvested in additional stock units at Fair Market Value on the dividend payment date, subject to vesting and delivered at the same time as the Restricted Stock Unit. Notwithstanding the foregoing, any dividends paid on Restricted Stock Units, which vest solely based on pre-established performance goals, shall be reinvested in additional stock units at Fair Market Value on the dividend payment date, subject to vesting and delivered at the same time as the Restricted Stock Units.

Forfeiture of Rights	If you should take actions to materially harm the Company whether such harm results from your competition with the Company or otherwise, the Company shall have the right to cause a forfeiture of your unvested Restricted Stock Units, and with respect to those shares of Restricted Stock Units vesting during the period commencing twelve (12) months prior to your termination of Service with the Company due to taking actions that materially harmed the Company, the right to cause a forfeiture of any gain realized by you (including the shares of Stock) due to the vesting of such shares of Restricted Stock Units.

If it is ever determined by the Board that (i) you have engaged in misconduct that contributed to a material accounting restatement, (ii) you have been issued Stock in respect of your Restricted Stock Units within three years following the date of the first public issuance or filing with the Securities and Exchange Commission of the financial statements that subsequently required restatement, and (iii) the shares of Stock were issued to you in respect of your Restricted Stock Units based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved, then the Board shall have the discretion to determine whether such Stock shall be immediately forfeited, in whole or in part, or whether you shall be required to pay to the Company an amount not to exceed the aggregate value of the shares of Stock so acquired. In addition, the Stock issued in respect of Restricted Stock Units and any gains resulting from the sale of such Stock, shall be subject to forfeiture in accordance with the Company’s standard policies relating to such forfeitures and clawbacks, as such policies are in effect at the time of grant of the Restricted Stock Units.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of Restricted Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan. Your Restricted Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan. .

Applicable Law	This Agreement will be interpreted and enforced under the laws of the state of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies.

Please contact [Name] at [Number] to request paper copies of these documents.

Electronic Signature	All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.